SECOND AMENDMENT
TO THE SECURITIES LENDING AUTHORIZATION AGREEMENT BETWEEN THE
GLENMEDE FUND, INC., ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,
AND
STATE STREET BANK AND TRUST COMPANY
     This Second Amendment (this “Amendment”) dated as of June 30 , 2010 is between THE GLENMEDE FUND, INC., a registered management investment company organized and existing under the laws of Maryland (the “Company”), on behalf of its series listed on Schedule B, severally and not jointly (the Company acting on behalf of each such series, a “Fund’ and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.
     Reference is made to a Securities Lending Authorization Agreement dated September 1, 2007, between the Company on behalf of the Funds (hereinafter defined) and State Street, as amended and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).
     The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Company as listed on Schedule B to the Agreement as it may be amended by the parties, and no series of shares of the Company shall be responsible or liable for any of the obligations of any other series of the Company under the Agreement or otherwise, notwithstanding anything to the contrary contained in the Agreement.
     WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.
     NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:
1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
2. Amendment. Schedule B to the Agreement is hereby deleted in its entirety and replaced by the revised Schedule B attached to this Amendment.
3. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4. Effective Date. This Second Amendment is effective as of the date first written above.
     IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

THE GLENMEDE FUND, INC., on behalf of its respective series as listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary Ann B. Wirts	By:	/s/ John L. Carty

	Mary Ann B. Wirts		John L. Carty

	President		Senior Managing Director

Schedule B
This Schedule is attached to and made part of the
Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE
GLENMEDE FUND, INC., ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON
SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND
TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Long/Short Portfolio	20-5505900	10/31
Core Fixed Income Portfolio	23-2526709	10/31
Government Cash Portfolio	23-2526711	10/31
International Portfolio	23-2526712	10/31
Large Cap 100 Portfolio	73-1694959	10/31
Large Cap Growth	73-1694962	10/31
Large Cap Value Portfolio	51-0343675	10/31
Philadelphia International Fund	51-0342154	10/31
Small Cap Equity Portfolio	23-2618727	10/31
Strategic Equity Portfolio	23-2560947	10/31
Tax-Exempt Cash Portfolio	23-2526713	10/31
Total Market Portfolio	20-5506056	10/31
U.S. Emerging Growth Portfolio	52-2206856	10/31
Secured Options Portfolio	27-2354359	10/31